Exhibit 10.16

Execution Version

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into, as of the “Effective Date” (as defined below), between Superior Industries International, Inc. (the “Company”) and Donald J. Stebbins (“Executive” and with the Company, collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Executive and the Company are party to that Second Amended and Restated Employment Agreement, dated as of March 8, 2018 (the “Employment Agreement”);

WHEREAS, effective December 31, 2018 (the “Separation Date”), Executive has elected to retire from, and terminate employment with, the Company; and

WHEREAS, the Parties wish to resolve all matters that Executive may have related to Executive’s employment and the termination of Executive’s employment.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Separation; Final Pay; COBRA.

(a) Executive’s service as the Company’s President and Chief Executive Officer and all other officer and employment positions that Executive held at or through the Company, and any of its parents, subsidiaries or affiliates, will cease on December 12, 2018. Executive’s membership on the board of directors of the Company and all other director positions that Executive holds at or through the Company, and any of its parents, subsidiaries or affiliates, will cease upon receipt of a resignation letter from Executive. Executive’s employment with the Company will cease on the Separation Date. Executive agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.

(b) Regardless of whether Executive executes this Agreement, the Company shall timely pay to Executive, minus applicable withholdings and authorized or required deductions: (i) all earned, but unpaid, wages and accrued, but unused, vacation time earned in accordance with applicable law and Company policy through the Separation Date; and (ii) any unpaid expenses or other reimbursements, due to Executive under the Company’s policies, provided that Executive must submit for reimbursement any outstanding business-related expenses within thirty (30) days following the Separation Date.

(c) Executive will receive under separate cover information regarding Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Executive acknowledges that Executive should review the COBRA notice and election forms carefully to understand Executive’s rights and obligations to make timely elections, provide timely notification and make timely premium payments.

2. Separation Payments. Provided that Executive complies with this Agreement and Executive’s post-employment obligations set forth in Article 6 of the Employment Agreement (as defined below), and the “ADEA Release” (as defined below) becomes effective pursuant to its terms, the Company shall (i) pay to Executive the sum of one million and seven hundred fifty thousand six hundred eighty-five dollars ($1,750,685), less all applicable withholdings and authorized or required deductions, to be paid promptly following the ADEA Release Effective Date and (ii) pay or reimburse Executive for the COBRA premiums for a period of twelve (12) months following Executive’s Separation Date, provided that Executive elects COBRA coverage for himself, his spouse and dependents under a Company plan (the “Separation Payments”). The Separation Payments under this Section 2 are not earnings or wages under any Company 401(k) plan. For the avoidance of doubt, Executive shall retain all vested Company equity awards in accordance with the terms of the applicable grant agreement and plan document governing such awards; provided that Executive agrees that no equity awards will vest after December 12, 2018 and all unvested equity awards (as determined on that date) will be forfeited upon the expiration of the revocation period applicable to this Agreement. The Separation Payments are in lieu of any other severance benefit or other right or remedy to which executive would otherwise be entitled under the Company’s plans, policies, or programs in effect on the Separation Date or thereafter.

3. Confidentiality. Subject to Section 11 below, Executive agrees that the terms and conditions of this Agreement; the circumstances of Executive’s separation from the Company; all nonpublic, confidential, proprietary and trade secret information that Executive obtained or developed as a result of Executive’s employment with the Company; and any events relating to the Company and/or the Company’s Executives that occurred during Executive’s employment with the Company are strictly confidential, except that Executive may disclose the terms and conditions to Executive’s attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law (provided such parties are instructed to comply with this section).

4. Continuing Obligations. Executive hereby reaffirms Executive’s obligations under the Employment Agreement and agrees to comply at all times with Executive’s post-employment obligations set forth therein, including without limitation, the covenants set forth in Article 6 of the Employment Agreement. Executive acknowledges and agrees that in the event Executive breaches any provision of this Agreement or Article 6 of the Employment Agreement, his right to receive Separation Payments shall automatically terminate and Executive shall repay, return and restore any and all Separation Payments received pursuant to this Agreement.

5. Release.

(a) In consideration for the Separation Payments, Executive, upon accepting such Separation Payment, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly and unconditionally releases and forever discharges Company and its successors and assigns, and all of their respective agents, directors, officers, owners, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint venturers, and each of them, past and present (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, based upon acts or events that occurred on or before the date on which Executive accepts the Separation Payments, including any claims, causes of action or demands of any nature arising out of or in any way relating to his employment with, or separation from the Company on or before the date of the execution of this Agreement (collectively, “Claims”). This release specifically includes, but is not limited to, any Claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any Claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964,42 U.S.C. §§ 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), 29 U.S.C. §§ 623, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Elliot-Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Constitution; and any other statutory or common law Claim.

(b) Executive acknowledges that the Separation Payments he is receiving in exchange for this Agreement are more than the benefits to which he otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Agreement. Executive further acknowledges that he has read this Agreement, understands all of its terms, and has consulted with counsel of his choosing before signing this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, Executive’s release of Claims under the Age Discrimination in Employment Act, as amended (the “ADEA Release”) shall only become effective upon: (i) Executive’s separate signature set forth on the signature page of this Agreement reflecting Executive’s assent to Executive’s release of Claims under the ADEA and (ii) the occurrence of the ADEA Release Effective Date (as defined below).

(d) Executive represents and agrees that Executive has not, by himself or on Executive’s behalf, instituted, prosecuted, filed, or processed any litigation, Claims or proceedings against the Company or any Released Parties, nor has Executive encouraged or assisted anyone to institute, prosecute, file, or process any litigation, Claims or proceedings against the Company or any Released Parties. Nothing in this Section 5 shall release or impair (i) Executive’s right to enforce this Agreement; (ii) any Claim or right that may arise after the date of this Agreement; (iii) any vested benefits under a 401(k) plan or other employee benefit plan on or prior to the Separation Date; (iv) any Claim or right Executive may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise; and (v) any Claim which by law cannot be waived. Nothing in this Agreement is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit Executive from receiving any monetary award to which

Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e) Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(f) Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section 5 and that Executive further agrees that Executive is not aware of any such right or Claim covered by this Section 5.

(g) Executive acknowledges and agrees that, except as expressly set forth under this Agreement, Executive is not entitled to receive any additional compensation, bonus, equity compensation, payment in lieu of any paid time off, equity awards, severance payments or other payments or benefits of any kind from the Company or its parents, subsidiaries or its affiliates or with respect to Executive’s employment with the Company or any of its parents, subsidiaries and affiliates, including, without limitation, any payments of any kind under the Employment Agreement.

6. No Cooperation with Non-Governmental Third Parties. Executive agrees that, to the maximum extent permitted by law, Executive will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any other Released Parties, and represents that Executive has not previously engaged in any such conduct.

7. Company Property. Executive acknowledges and agrees that Executive has returned, or will return within five (5) business days after the Separation Date, all Company property and non-public, confidential, proprietary and/or trade secret information in Executive’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords; PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Executive prepared or obtained during the course of Executive’s employment with the Company. If Executive discovers any property of the Company or non-public, confidential, proprietary and/or trade secret information in Executive’s possession after the Effective Date, Executive shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information.

8. No Admission of Liability; No Prevailing Party. The Parties agree that this Agreement is not to be construed as an admission of any wrongdoing or liability on the part of the Parties under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties. The Parties agree that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render the Parties a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.

9. Voluntary Execution. Executive acknowledges, certifies and agrees that: (a) Executive has carefully read this Agreement and fully understands all of its terms; (b) Executive had a reasonable amount of time to consider Executive’s decision to execute this Agreement; (c) in executing this Agreement Executive does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; and (d) that Executive enters into this Agreement voluntarily, of Executive’s own free will, without any duress and with knowledge of its meaning and effect in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing this Agreement and not revoking the ADEA Release. Executive acknowledges that the Company has advised Executive to consult with an attorney prior to executing this Agreement and that Executive has consulted with Executive’s Counsel.

10. Review Period. Executive has been given twenty-one (21) days from the date of Executive’s receipt of this Agreement, which was December 13, 2018, to consider the terms of this Agreement, although Executive may sign it at any time sooner. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period. The first date upon which Executive and the Company have signed this Agreement, and the Company has received Executive’s signature, shall be the “Effective Date”. Executive has seven (7) calendar days after the date on which Executive initially executes this Agreement for purposes of the ADEA Release to revoke Executive’s consent to the ADEA Release. Such revocation must be in writing and must be emailed to Joanne Finnorn at jfinnorn@supind.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. If Executive does not sign this Agreement for purposes of the ADEA Release or if Executive revokes Executive’s execution of this Agreement for purposes of the ADEA Release, the ADEA Release shall be null and void and the “ADEA Release Effective Date” (as defined below) shall not occur. Provided that Executive does not revoke Executive’s execution of this Agreement for purposes of the ADEA Release within such seven (7) day revocation period, this ADEA Release will become effective on the eighth (8th) calendar day after the date on which Executive signs this Agreement for purposes of the ADEA Release (the “ADEA Release Effective Date”).

11. Permitted Disclosures. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

12. Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.

13. Assistance of Counsel. Executive expressly acknowledges that he was advised he has the right to be represented by counsel of his own choosing in connection with the negotiation and drafting of the terms of this Agreement, that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

14. Successors and Assigns; Third-Party Beneficiaries. The Parties agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors, and administrators of Executive. This Agreement may not be assigned by Executive. The Company may freely assign all rights and obligations of this Agreement to any affiliate or successor (including to a purchaser of assets). The Released Parties are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.

15. No Oral Modifications. This Agreement shall not be modified except in writing signed by Executive and an authorized representative of the Company.

16. Severability. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

17. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

18. Governing Law; Jurisdiction; Waiver of Jury Trial. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Michigan regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that any action between Executive and the Company shall be resolved exclusively in a federal or state court in the State of Michigan, and the Company and Executive hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court. As a specifically bargained for inducement for each of the Parties to enter into this Agreement, Executive and the Company (after having the opportunity to consult with counsel) hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

19. Entire Agreement. This Agreement, the Employment Agreement, and the ADEA Release constitute the complete and entire agreements and understandings of the Parties, and supersede in their entirety any and all prior understandings, negotiations, commitments, obligations and/or agreements, whether written or oral, between the Parties. The Parties represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth in this Agreement, with regard to the subject matter, basis or effect of this Agreement.

20. Subsequent Release. The Company’s obligations under Section 2 of this Agreement are strictly contingent upon Executive’s execution and non-revocation of a re-affirmation of the general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 5 of this Agreement (the “Subsequent Release”) within twenty-one (21) days following the Separation Date. The date of Executive’s execution of the Subsequent Release is referred to herein as the “Re-Execution Date.” By executing the Subsequent Release, Executive advances to the Re-Execution Date Executive’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 5 of this Agreement. Executive has seven (7) calendar days from the Re-Execution Date to revoke his re-execution of the Agreement. Such revocation must be in writing and must be e-mailed to Joanne Finnorn at jfinnorn@supind.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, the date of the releases and covenants set forth in Section 5 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement. If the Subsequent Release does not become effective within thirty (30) days of the Separation Date, the Company shall not be required to provide any of the payments or benefits set forth in Section 2 of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the below-indicated date(s).

Donald J. Stebbins

/s/ Donald J. Stebbins		December 20, 2018
Donald J. Stebbins		Date

Superior Industries International, Inc.

/s/ Timothy C. McQuay		December 20, 2018
(Signature)		Date

Name:	Timothy C. McQuay

Title:	Executive Chairman

AGREED AND ACKNOWLEDGED WITH RESPECT TO ADEA RELEASE

Donald J. Stebbins

/s/ Donald J. Stebbins		December 20, 2018
Donald J. Stebbins		Date